Exhibit 5.1

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, CA 94105-2669

+1 415 773 5700

orrick.com

November 16, 2020

Sequans Communications S.A.

15-55 boulevard Charles de Gaulle

92700 Colombes, France

Re:    Sequans Communications S.A.

Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special United States counsel for Sequans Communications S.A., a French société anonyme (the “Company”), in connection with the authorization of the issuance and sale from time to time, on a delayed basis, (i) by the Company of the following securities with an aggregate offering price of up to $100,000,000: (a) ordinary shares of the Company, par value €0.02 per share (the “Ordinary Shares”), including the Ordinary Shares that may be issued upon conversion of the Warrants (as defined below); (b) warrants to purchase Ordinary Shares (the “Warrants”); and (c) units (the “Units”) consisting of one or more Ordinary Shares, Warrants or any combination of the foregoing, and (ii) by certain selling shareholders to be named in the Prospectus (as defined below) of up to 32,000,000 Ordinary Shares represented by 8,000,000 American Depositary Shares, in each case as contemplated by the Registration Statement on Form F-3 as filed with the United States Securities and Exchange Commission (the “Commission”), to which this opinion has been filed as an exhibit (as amended from time to time, the “Registration Statement”).

The offering of the Ordinary Shares, the Warrants and the Units (collectively, the “Securities”) will be as set forth in the prospectus contained in the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus. The Securities may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the enforceability of the Warrants and the Units.

We have examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company, and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Sequans Communications S.A.

November 16, 2020

Based on and subject to the foregoing, and assuming that: (i) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement; (ii) a Prospectus Supplement will have been prepared and filed with the Securities and Exchange Commission describing the Securities offered thereby and will comply with all applicable laws; (iii) all Securities will be issued and sold in compliance with applicable law, including federal and state securities laws and French law, and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement; (iv) a definitive purchase, underwriting, or similar agreement with respect to any Securities offered or issued will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and (v) any Securities issuable upon conversion, exchange, or exercise of any Security being offered or issued will be duly authorized, created, and, if appropriate, reserved for issuance upon such conversion, exchange, or exercise, we are of opinion that:

1.    The Warrants will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, at such time as: (a) the terms of the Warrants and of their issuance and sale have been approved by appropriate action of the Company and the applicable warrant agent; and (b) the Warrants have been duly executed, authenticated and delivered in accordance with the applicable warrant agreement.

2.     The Units will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, at such time as: (a) the terms of the Units and of their issuance and sale have been approved by appropriate action of the Company; and (b) the Units have been duly executed, authenticated and delivered in accordance with the applicable agreement relating to their issuance.

The opinions set forth in paragraphs (1) and (2) above are subject, as to enforcement, to (a) the effect of bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization, fraudulent conveyance or similar laws relating to or affecting the rights of creditors generally; (b) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing, and the rules governing the availability of specific performance or injunctive relief, whether enforcement is sought in a proceeding in equity or at law; and (c) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.

The opinion expressed herein is limited to the laws of the State of New York as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction, including in particular the laws of France.

Sequans Communications S.A.

November 16, 2020

We hereby consent to the reference to us under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. By giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP